Exhibit 99.2
A. H. Belo Corporation
Robert W. Decherd
Chairman of the Board
President
Chief Executive Officer
April 2, 2009
Dear Colleagues:
Since I last communicated with you in late January, the challenges A. H. Belo and our industry are facing have intensified — reflecting one of the most trying advertising environments our industry has ever encountered. We have made significant progress implementing the cost reduction initiatives I described in my January 30 letter, and the Company-wide reduction in force is nearing completion. Identifying additional opportunities to manage cash remains our first priority, and we are making salary changes similar to those recently announced by many of our peer newspaper companies.
On Tuesday, the Board of Directors approved my recommendation to reduce my base salary by 20 percent and the base salaries of other Management Committee members by 15 percent, effective immediately. In addition, all full-time employees making more than $25,000 per year will have reductions in base salary as follows:

Base Salary	% Reduction
$25,000 and under	0%
$25,001 - $74,999	2.5%
$75,000 - $102,499	5.0%
$102,500 - $149,999	7.5%
$150,000 - $225,000	10%
Over $225,000	15%
These changes will be effective starting in the payroll cycles on or near May 1. The annual savings represented by these reductions exceed $10 million. We will ask employees who are covered by collective bargaining agreements to voluntarily lower their salaries by the levels described above.
If you are notified prior to June 30, 2009 that you will be impacted by the reduction in force currently underway, your severance will be calculated at your current base salary as of today’s date.
Our hope is to restore most or all of these cuts for impacted employees at some time in the future, as business conditions permit. To cushion the impact of the wage cuts, all impacted employees will receive three additional personal days per calendar year, effective at the time of the salary reductions.
Continued . . .

AHC Colleagues
Page Two
April 2, 2009
For participants in the G. B. Dealey Retirement Pension Plan, the Company intends to fund the Pension Transition Supplement Plan (PTS) contribution for 2008 no later than October 15, 2009. The PTS Plan contribution will be suspended for 2009. The funding for the calendar year 2009 contribution that would normally be made in 2010 will not be made, preserving approximately $6 million in cash next year. A detailed explanation of the PTS Plan changes will be mailed to all participants within the next week.
These decisions are not taken lightly and all are made with a focus toward maintaining A. H. Belo’s ability to be the leading provider of local news, information and advertising in the markets it serves. The cost-reduction initiatives we have implemented have real consequences and everyone is affected in some way. As conditions improve — which they inevitably will — we expect to look back at these steps as being painful but necessary for the long-term prosperity of our great Company. What we do everyday is special. I thank you for the sacrifices and ongoing contributions all of you are making every day. You are being asked to do much at a time when our audiences and advertisers are looking to us to help make sense of an environment that is challenging individuals and organizations well beyond our own.
I will communicate with you again soon.
RWD/jam